VPF

SERVICES AGREEMENT
by and between:
THE BOARD OF COUNTY COMMISSIONERS OF
SEDGWICK COUNTY, KANSAS
and
CONMED, INC.

THIS AGREEMENT made and entered into this 31 day of January, 2005, by and between the Board of County Commissioners of Sedgwick County, Kansas ("County") and CONMED, Inc. ("Contractor").

WITNESSETH:

WHEREAS, pursuant to a request by County (RFP #04-0078) for proposals, Contractor has submitted a proposal to perform medical services for inmates at the Sedgwick County Adult Detention Facility; and

WHEREAS, County desires to engage Contractor to perform said services; and

WHEREAS, County and Contractor desire to state the terms and conditions under which Contractor will provide said services.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereto agree as follows:

1. ***Purpose.*** Contractor will provide medical services to inmates at the Sedgwick County Adult Detention Facility as outlined in County's Request For Proposal #04-0078 (including addendum), Contractor's response thereto and supplemental information provided during the bidding process. Said medical services shall include, but are not limited to, clinical services, professional physicians' services, medical testing, pharmaceutical, psychiatric and behavioral health services, and hospitalization for inmates of the Sedgwick County Adult Detention Facility to be performed consistent with the guidelines set out in the current ACA standards, Performance Based Standards for Adult Local Detention Facilities, 4th edition.

The services to be performed pursuant to this Agreement shall follow the provisions set forth in **Appendix B - Statement of Work** attached hereto and incorporated herein as a part of this Agreement. The parties agree that time is of the essence in Contractor's performance of this Agreement.

2. ***Term.*** The term of this agreement shall be from March 1, 2005 to December 31, 2007. The County, at its option, may extend the agreement annually for 2 additional 1-year terms upon written notice to Contractor, subject to the following terms and conditions:

a. County shall exercise any Option Term by providing Contractor written notice of its intention to do so not later than one hundred twenty (120) days prior to the expiration of the then

current Term. Within thirty (30) days of its receipt of such notification, Contractor shall calculate its compensation for such Option Term and provide it to the County for review and consideration. If the Parties are unable to agree on Contractor's compensation for the Option Term within sixty (60) days before the expiration of the then current Term, the Agreement shall be deemed terminated at the end of such Term.

3. ***Compensation***. The amount to be paid to Contractor by County as compensation for the services provided pursuant to this agreement is set forth in **Appendix B**. This fee includes all of Contractor's time, labor, equipment, course materials, travel expenses, and all other expenses associated with the provision of the courses, and shall be the sole compensation rendered to Contractor hereunder.

4. ***Insurance.*** Contractor agrees to maintain professional and liability insurance as will fully protect Contractor and its individual physicians, physician assistants, licensed practical nurses, registered nurses, and/or other licensed health care employees, from any and all claims. Contractor will purchase and maintain (at its sole expense) with a company (or companies) lawfully authorized to do business as an insurer in the State of Kansas, liability insurance for protection against personal injuries, deaths or property damages, arising from or in any manner occasioned by the acts or omissions of Contractor, its servants, agents or anyone directly or indirectly employed by the Contractor. The insurance company or companies providing insurance for the Contractor must be acceptable to the Sedgwick County Risk Manager.

Contractor will maintain all insurance coverage required pursuant to applicable state and federal laws, including worker's compensation insurance. Contractor will maintain insurance coverage complying with the following minimum requirements: Workers Compensation as required by laws of the State of Kansas; Comprehensive General Liability in the amount of one million dollars ($1,000,000) bodily injury and property damage per occurrence, and two million dollars ($2,000,000) aggregate; Professional Liability in the amount of one million dollars ($1,000,000) per occurrence or claim and three million dollars ($3,000,000) aggregate.

The Board of County Commissioners and the Sedgwick County Sheriff, including their servants, agents, and employees are to be included as additional insureds under these policies. Certificates of insurance must be supplied to the Sedgwick County Sheriff's Office within 10 days after the effective date of an agreement. Any cancellations or lapses of insurance affecting the operation of the Detention Facility under the service agreement will be deemed a material breach.

5. ***Performance Bond***. Contractor shall provide, at its own expense, a performance bond for thirty-three percent (33%) of the total value of the awarded contract as set forth herein. The surety company providing the performance bond must be licensed to do business as a surety insurer in the State of Kansas. The surety agreement must not contain any conditions or reservations.

Unless otherwise specified herein, the bonds shall be written in a form meeting the current laws and regulations in the State of Kansas. The Contractor shall require the Attorney In Fact who executes the required bonds on behalf of the surety to affix thereto a certified and current copy of his Power of Attorney. The surety company shall be appropriately licensed to do business in the State of

Kansas, shall have been in business continuously for at least five years and have the following minimum ratings: Best's Policyholder's Rating of "A" or "B".

The surety company shall not expose itself to any loss on any one risk or an amount exceeding ten percent (10%) of its surplus to policyholders, provided: Any risk or portion of any risk shall have been reinsured (in which case these minimum requirements contained herein also apply to the insuring carrier) in assuming insurer authorized or approved by the Kansas Insurance Commissioner to do such business in the state shall be deducted in determining the limitation of risk prescribed in this section.

6. *Notification*. Notifications required pursuant to this agreement shall be made in writing and mailed to the addresses in **Appendix A**. Such notification shall be deemed complete upon mailing.

7. *Incorporation of Appendices*. **Appendix A - General Contract Provisions**, and **Appendix B - Statement of Work** are attached hereto and made a part hereof as if fully set out herein.

8. *Entire Agreement*. This agreement, the attached Appendices, RFP #04-0078 (including addendum) and Contractor's response thereto (including supplemental information provided during the bidding process) contain all the terms and conditions agreed upon by both parties. No other understandings, oral or otherwise, regarding the subject matter of this agreement shall be deemed to exist or to bind any of the parties hereto. Any agreement not contained herein shall not be binding on either party, nor of any force or effect.

Witness our signatures the day and year first above written.

BOARD OF COUNTY COMMISSIONERS
OF SEDGWICK COUNTY, KANSAS

CLERK OF SEDGWICK COUNTY
SEDGWICK COUNTY
KANSAS
KANSAS

ATTEST:

[signature]
IRIS BAKER, Purchasing Director

[signature]
for DON BRACE, County Clerk

APPROVED AS TO FORM:

CONMED, Inc.

[signature]
KAREN L. DURANLEAU
Assistant County Counselor

[signature]
Ronald H. Grubman, C.E.O. and President

APPENDIX A

GENERAL CONTRACT PROVISIONS

1. **AUTHORITY TO CONTRACT.**

a. **Affirmation of Legal Authority**. Contractor assures it possesses legal authority to contract these services; that resolution, motion or similar action has been duly adopted or passed as an official act of Contractor's governing body, authorizing the signing of this Agreement, including all understandings and assurances contained therein, and directing and authorizing the person identified as the official representative of Contractor to act in connection with the application and to provide such additional information as may be required.

b. **Required Documentation**. Domestic (Kansas) corporations shall 1) furnish evidence of good standing in the form of a Certificate signed by the Kansas Secretary of State. Foreign (non-Kansas) corporations shall furnish evidence of authority to transact business in Kansas, in the form of a Certificate signed by the Kansas Secretary of State; and 2) a copy of the Corporation Resolution evidencing the authority to sign the Agreement and supporting documents, executed by the Corporation's Secretary or Assistant Secretary.

2. **INDEPENDENT CONTRACTOR RELATIONSHIP.**

It is agreed that the legal relationship between Contractor and County is of a contractual nature. Both parties assert and believe that Contractor is acting as an independent contractor in providing the services and performing the duties required by County hereunder. Contractor is at all times acting as an independent contractor and not as an officer, agent, or employee of County. As an independent contractor, Contractor and employees of Contractor will not be within the protection or coverage of County's worker's compensation insurance, nor shall Contractor, and employees of Contractor, be entitled to any current or future benefits provided to employees of County. Further, County shall not be responsible for withholding of social security, federal, and/or state income tax, or unemployment compensation from payments made by County to Contractor.

3. **PERSONNEL.**

a. **Qualified Personnel.** Contractor represents that it has, or shall secure at its own expense, all personnel required in performing the services under this Agreement. Such personnel shall not be employees of or have any other contractual relationship with County. All personnel engaged in the work shall be fully qualified according to the laws of the State of Kansas and the provisions of this Agreement.

b. **Minimum Wages**. Contractor will comply with the minimum wage and maximum hours provisions of the Federal Fair Labor Standards Act.

c. **Employee Conflict of Interest**. Contractor shall establish safeguards to prohibit employees from using their positions for a purpose that is or gives the appearance of being motivated by a desire for private gain for themselves or others, particularly those with whom they have family, business, or other ties.

4. **PROHIBITION OF CONFLICTS OF INTEREST.**

a. **Interest of Public Officials and Others**. No officer or employee of County, no member of its governing body, and no other public official who exercises any functions or responsibilities in the review or approval of the undertaking or carrying out of this project shall participate in any decision relating to this contract which affects such person's personal interest or the interest of any corporation, partnership, or association in which such person is directly or indirectly interested; nor shall any officer or employee of County or any member of its governing body or other public official have any interest, direct or indirect, in this contract or the proceeds thereof.

b. **Interest of Contractor.** Contractor covenants that it presently has no interest and shall not acquire any interest, direct or indirect, which would conflict in any manner or degree with the performance of services required to be performed under this contract.

c. **Employee Conflicts.** Situations in which 1) an employee of the County shall also be an employee of Contractor at time of agreement, 2) an employee of Contractor seeks additional/alternate employment with County during pendency of agreement, or 3) an employee of County seeks additional/alternate employment with Contractor during pendency of agreement, shall require written notice to the County at the addresses listed in the Agreement. The County shall make every effort to assure that such employees do not have any authority to approve 1) grant funds, 2) agreements, or 3) affiliate status to the Contractor or Contractor's competitors.

d. **Notice to Bidders**. Requests for proposal or invitations for bid issued by Contractor to implement this contract will provide notice to prospective bidders that County's conflict of interest provision is applicable in that Contractors who develop or draft specifications, requirements, statements of work and/or RFP's for a proposed procurement shall be excluded from bidding or submitting a proposal to compete for the award of such procurement.

5. **FUNDING.**

a. **Cash Basis and Budget Laws**. The right of the County to enter into this Agreement is subject to the provisions of the Cash Basis Law (K.S.A. 10-1112 and 10-1113), the Budget Law (K.S.A. 79-2935), and other laws of the State of Kansas. This Agreement shall be construed and interpreted so as to ensure that the County shall at all times stay in conformity with such laws, and as a condition of this Agreement the County reserves the right to unilaterally sever, modify, or terminate this Agreement at any time if, in the opinion of its legal counsel, the Agreement may be deemed to violate the terms of any laws of the State of Kansas.

b. **Non-Supplanting Existing Funds**. Contractor assures that grant funds made available under County mill levy grants and administered under this contract will not be used to supplant existing funds or other funding sources, but will be used to increase the amounts of those other funding sources.

6. **RECORDS, REPORTS AND INSPECTION.**

a. **Documentation of Costs**. All costs incurred by Contractor for which Contractor purports to be entitled to reimbursement shall be supported by properly executed payrolls, time records, invoices, contracts or vouchers, or other official documentation evidencing in proper detail the nature and propriety of charges. All checks, payrolls, invoices, contracts, vouchers, orders or other accounting documents pertaining in whole or in part to this contract shall be clearly identified and readily accessible to both parties to this agreement.

b. **Maintenance of Records**. Except as otherwise authorized by County, Contractor shall retain such documentation for a period of three (3) years after receipt of the final expenditure report under this contract, unless action, including but not limited to litigation or audit resolution proceedings, necessitate maintenance of records beyond this three (3) year period.

c. **Reports**. During the term of this contract, Contractor shall furnish to County, in such form, as County may require, such statements, records, reports, data and information as County requests pertaining to matters covered by this contract. Payments to Contractor will be withheld by County if Contractor fails to provide all required reports in a timely and accurate manner, until such time as all reports are furnished to County. Incomplete reports may be considered a breach of this contract.

d. **Audit.** Contractor shall provide for an annual independent audit of its financial records which apply to this Contract only and shall provide a copy of said audit to County, if requested.

e. **Availability of Records.** Contractor agrees to make any and all of its records, books, papers, documents and data available to County, or the authorized representative of a State agency with statutory oversight authority, for the purpose of assisting in litigation or pending litigation, or making audits, examinations, excerpts, copies and transcriptions at any time during the terms of this contract and for a three (3) year period following final payment under the terms of this contract.

f. **Contractor's Purchasing Procedure.** Contractor certifies that it does not practice any form of discrimination based on race, ethnic origin, gender or religion or disability in its purchasing procedures. Contractor agrees to make available a written description of its purchasing procedures if requested by County.

g. **Confidentiality.** Both parties will comply with the provisions of State and federal regulations in regard to confidentiality of eligible participant records.

7. **METHOD OF BILLING AND PAYMENT.**

a. **Billing Procedures.** Contractor agrees that billings and payments under this Agreement shall be processed in accordance with established budgeting, purchasing and accounting procedures of Sedgwick County, Kansas. Payment shall be made after receipt of billing, and the amount of payment shall not exceed the maximum amount allowed by this Agreement. A sample form of invoice is attached hereto and made a part hereof as Exhibit "A-1 .

b. **Support Documentation.** Billing shall be supported with documentation required by County including, but not necessarily limited to, that documentation described in this Appendix.

c. **Reimbursement Restrictions.** Payments shall be made to Contractor only for items and services provided to support the Agreement purpose when such items and services are specifically authorized by this agreement. County reserves the right to disallow reimbursement for any item or service billed by Contractor if County believes that such item or service was not provided to support the Agreement purpose or was not authorized by the Agreement.

d. **Pre-disbursement Requirements.** Contractor must provide to County the documentation required pursuant to this Agreement prior to any disbursements being made by County to Contractor.

e. **Mailing Address.** Payments shall be mailed to Contractor's address as set forth herein.

8. **LICENSES AND PERMITS.**

Contractor shall maintain all licenses, permits, certifications, bonds, and insurance required by federal, state or local authority for carrying out this Agreement. Contractor shall notify County immediately if any required license, permit, bond or insurance is canceled, suspended or is otherwise ineffective. Such cancellation, suspension, or other ineffectiveness may form the basis for immediate revocation by County, in its discretion.

9. **EPA APPROVED BUILDING.**

Contractor will insure that the facilities under its ownership, lease or supervision which shall be utilized in the accomplishment of the Agreement are not listed on the Environmental Protection Agency's (EPA) list of Violating Facilities from the Director of the EPA Office of Federal Activities been issued indicating that a facility to be used in the Agreement is under consideration for such listing by the EPA.

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10. **HANDICAPPED ACCESSIBILITY.**

Contractor will comply with the Rehabilitation Act of 1973, as amended, Section 504, which prohibits discrimination against handicapped persons in employment services, participation and access to all programs receiving federal financial assistance. Contractor shall also comply with applicable requirements of the Americans With Disabilities Act (ADA) which is a federal anti-discrimination statute designed to remove barriers which prevent qualified individuals with disabilities from enjoying equal treatment by state and local governments and their agencies in employment practices and accessibility in public services and programs. Notwithstanding the foregoing, Contractor shall have no obligation to incur any expense to remove any physical barriers constructed by the County in the space provided to it by County or otherwise make County-provided space compliant with the above-cited statutes.

11. **ASSIGNMENT.**

Neither this Agreement nor any rights or obligations hereunder shall be assigned or otherwise transferred by either party without the prior written consent of the other.

12. **MODIFICATION.**

This agreement may not be modified except in writing signed by the parties hereto. To provide necessary flexibility for the most effective execution of this Agreement, whenever both County and Contractor mutually agree, changes to this Agreement may be effected by placing them in written form and incorporating them into this Agreement.

13. **SUBCONTRACTING.**

None of the work or services covered by this Agreement shall be subcontracted without the prior written approval of County. All approved subcontracts must conform to applicable requirements set forth in this Agreement and in its appendices, exhibits and amendments, if any.

14. **COMPLIANCE WITH APPLICABLE LAWS.**

a. **Service Standards and Procedures.** Contractor shall perform the services set forth in this contract in compliance with applicable standards and procedures specified herein which cover the specific purpose, goals and objectives of this agreement.

b. **Governing Law.** This contract shall be interpreted under and governed by the laws of the State of Kansas, without reference to its conflicts of law principles.

c. **Compliance With Law.** Contractor shall comply with all applicable local, state and federal laws and regulations, in carrying out this contract, regardless of whether those legal requirements are specifically referenced in this agreement.

d. **Access to Meetings.** Contractor agrees to grant access to County to meetings of its managing board or committee during that time when matters involving use of County grant funds are discussed, if requested by County.

15. **DISCRIMINATION PROHIBITED.**

a. Pursuant to the provisions of K.S.A. 44-1030, which states that every contract for or on behalf of County or any agency of or authority created by County, for the construction, alteration or repair of any public building or public work or for the acquisition of materials, equipment, supplies or services shall contain such provisions, Contractor agrees to the following:

(1) Contractor shall observe the provisions of the Kansas Act Against Discrimination, and the Kansas Age Discrimination in Employment Act, and shall not discriminate

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against any person in the performance of work under this Agreement because of race, religion, color, sex, disability, national origin, ancestry, or age.

(2) In all solicitations or advertisements for employees, Contractor shall include the phrase "equal opportunity employer" or a similar phrase to be approved by the Kansas Human Rights Commission.

(3) If Contractor fails to comply the provisions of K.S.A. 44-1031, requiring reports to be submitted to the Kansas Human Rights Commission when requested by that Commission, Contractor shall be deemed to have breached this Agreement and it may be canceled, terminated or suspended, in whole or in part, by County.

(4) If Contractor is found guilty of a violation of the Kansas Act Against Discrimination under a decision or order of the Kansas Human Rights Commission which has become final, Contractor shall be deemed to have breached this Agreement and it may be canceled, terminated or suspended, in whole or in part by County.

(5) Contractor shall include the provisions of paragraphs (1) through (4) inclusively of this subsection in every subcontract or purchase order made pursuant to this Agreement, so that such provisions will be binding upon such subcontractor or Contractor.

(6) The provisions of this section shall not apply to an agreement entered into by a contractor who: 1) employs fewer than four employees during the term of this Agreement; or 2) whose contracts with the County cumulatively total $5,000.00 or less during the fiscal year of the County pursuant to K.S.A. 44-1031(c).

b. Contractor shall comport its performance under this Agreement with all pertinent provisions set out in all applicable Federal and State anti-discrimination acts and associated regulations, all as amended, including, but not limited to:

(1) Title VI of the Civil Rights Act of 1964 (42 U.S.C. 2000d *et seq.*, and 45 C.F.R. Part 80);

(2) Title VII of the Civil Rights Act of 1964 (42 U.S.C. 2000e *et seq.* and 29 C.F.R. Parts 1602, 1604, 1605, & 1606);

(3) The Age Discrimination in Employment Act (29 U.S.C. 621 *et seq.* and 29 C.F.R. Part 1625);

(4) The Age Discrimination Act of 1975 (42 U.S.C. 6101 *et seq.* and 45 C.F.R. Parts 90 & 91);

(5) The Americans with Disabilities Act (ΛADA@) (42 U.S.C. 12101 *et seq.* 28 C.F.R. Parts 35 & 36, and 29 C.F.R. 1602, 1627, & 1630);

(6) The Rehabilitation Act of 1973 (29 U.S.C. 794 *et seq.* and 45 C.F.R. Parts 84 & 85);

(7) The Kansas Act Against Discrimination (K.S.A. 44-1001 *et seq.* and K.A.R. Articles 21-30 through 21-34, 21-50, & 21-70); and

(8) The Kansas Discrimination in Employment Act (K.S.A. 44-1110 *et seq.*), including the Kansas Age Discrimination in Employment Act (K.S.A. 44-1111 *et seq.* and K.A.R. Article 21-80).

c. Contractor shall be deemed in default of this Agreement and it may be immediately canceled, terminated, or suspended, in whole or in part, by County if Contractor violates the applicable provisions of any of the Federal or State anti-discrimination acts identified in this section.

16. **TERMINATION OF AGREEMENT.**

a. **Termination for Breach or Default.** Either Party may immediately terminate this Agreement, by giving written notice of termination to the other, upon the occurrence of any of the following events:

1. A Party breaches any of its material obligations under this Agreement and does not cure the breach within thirty (30) calendar days (or such other time period, not less than thirty (30) calendar days, as may be reasonably agreed by the Parties under the circumstances) after the non-breaching Party gives written notice describing the breach in reasonable detail.

2. A Party dissolves or liquidates or otherwise discontinues substantially all of its business operations.

3. County fails to pay to Contractor, within thirty (30) calendar days after Contractor makes written demand therefore through the invoice process, any past-due amount payable under this Agreement that is not the subject of a good faith dispute.

4. In the event of termination, such information prepared by Contractor to carry out this contract, including data, studies, surveys, records, drawings, maps and reports shall, at the option of County, become the property of the County and be immediately turned over to the County. Contractor shall be entitled to receive just and equitable compensation for any satisfactory work completed on such documents and other materials.

5. Notwithstanding the above, Contractor shall not be relieved of liability to County by virtue of any breach of this contract by Contractor and County may withhold any payments to Contractor for the purpose of set off until such time as the exact amount of damages due County from Contractor are determined.

b. **Termination for Failure to Provide Acceptable Services.** The County reserves the right to cancel the contract and discontinue services with a 90 day written notice as a result of the failure of the contracted provider to provide acceptable services as delineated in the response to this document or if determined to be in the best interest of the County. In the event of termination of an agreement as a result of a breach by contractor hereunder, the County will not be liable for any fees and may, at its sole option, award an agreement for the same services to another qualified firm with the best proposal, or call for new proposals and award an agreement for the same services to another qualified firm to provide services.

c. **Termination for Convenience.** Notwithstanding any other provision of this Agreement, County may terminate this Agreement for any reason if it determines in its sole discretion that such termination is in its best interest. In such event, County shall provide written notice to Contractor pursuant to notification provisions in Paragraph 19 and termination shall be effective as of the date specified therein but shall not be effective earlier than 30 days from the date and time notice was given. In the event of such termination for convenience, Contractor shall be paid for all Services provided and applicable expenses incurred through the date of such termination which are not the subject of a good faith dispute.

17. **PAYMENT CALCULATION UPON TERMINATION.**

In the event of termination under this agreement by either party, any amount owed Contractor will be calculated based solely upon the fair value to the County provided by Contractor to the point of termination. In the event of Termination, County will only pay Contractor the value of such Contractor's work to the point of termination which remains usable by County. In no event after termination will Contractor be entitled to an amount in excess of the maximum contract amount.

18. **INDEMNIFICATION AGREEMENT.**

Both parties hereby expressly agree and covenant that they will hold and save harmless and indemnify the other party, its officers, agents, servants and employees from liability of any nature or kind connected with the work to be performed hereunder arising out of any negligent or willful act or omission of such party or of any employee or agent of that party to the degree such indemnification is allowed by law.

19. **NOTIFICATIONS.**

Notifications required pursuant to this contract shall be made in writing and mailed to the following addresses. Such notification shall be deemed complete upon mailing.

County: Sedgwick County Detention Facility
Attn: Contract Manager
141 W. Elm
Wichita, KS 67203

and

Sedgwick County Legal Department
Attn: Contract Notification
Sedgwick County Courthouse
525 N. Main, Suite 359
Wichita, KS 67203-3790

Contractor: CONMED, Inc.
Attn: Ronald H. Grubman, C.E.O. and President
9375 Chesapeake Street, Suite 203
LaPlata, MD 20646

20. **CONFIDENTIAL INFORMATION.**

The parties agree that this Agreement and the relationship it represents requires the exchange of confidential information over the course of normal business. Confidential information is information not generally known by non-party personnel, including but not limited to, the financial, marketing, and other proprietary business information. Neither party shall use, duplicate or divulge to others any confidential information disclosed to that party by the other party in the course of performance of this Agreement without first obtaining written permission from that party, to the extent allowed by law.

21. **NO INFERENCES REGARDING DRAFTER.**

The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed between the parties and their attorneys, and this Agreement reflects their mutual Agreement regarding the same. Because of such negotiations and discussions, it would be inappropriate to deem any party to be the drafter of this Agreement, and therefore no presumption for or against validity or as to any interpretation hereto, based upon the identify of the drafter shall be applicable in interpreting or enforcing this Agreement.

22. **WARRANTIES AND REPRESENTATIONS.**

Contractor warrants and represents that it will perform any and all services hereunder in a professional and workmanlike manner and that all such work shall be free of errors and defects. Contractor shall immediately correct any material error or material defect at no additional cost to County. This remedy is in addition to any other remedy which County may have pursuant to this Agreement or otherwise. This warranty is in addition to any warranty that may be implied or imposed by operation of law.

23. **LIABILITY INSURANCE.**

Contractor agrees to maintain the following minimum limits of insurance coverage throughout the term of the agreement, as outlined in the Request for Proposal. Liability insurance coverage must be considered as primary and not as excess insurance. Contractor shall furnish a certificate evidencing such coverage, with County named as an additional insured, which shall be delivered to the Office of the Sedgwick County Counselor for approval. Said certificate shall contain a provision that coverage afforded under the policies will not be canceled, reduced, modified, limited, or restricted until thirty (30) days after County received notice of such change by registered mail.

24. **REMOVAL OF REPRESENTATIVE.**

Should County reasonably object to an individual employed or engaged by Contractor to perform the services hereunder, Contractor agrees to promptly replace that person with an individual approved by County.

25. **SAVINGS CLAUSE.**

If any particular provision of the Agreement to which this Appendix is attached, or of this Appendix or of any other Appendix that is also attached to said Agreement, or a provision of any document that is referenced by said Agreement, shall be determined to be invalid or unenforceable, that determination shall not affect the other provisions which shall be construed in all respects as if the invalid or unenforceable provision were omitted.

26. **PUBLIC NATURE OF AGREEMENT.**

The agreement and all addenda, exhibits and attachments thereto are public documents that will be filed with the Sedgwick County Clerk.

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APPENDIX A-1

SAMPLE INVOICE

CONMED, Inc

9375 Chesapeake St. #203
LaPlata, MD 20646

Invoice

Date	Invoice #
2/10/2005	SAMPLE

Bill To
Sedwick County Detention Center

P.O. No.	Terms	Project

Quantity	Description	Rate	Amount
	Normal Monthly Payment	276,346.00	276,346.00
	ADP Adjustment- Number of inmates over 1247 x number of days @ $3.98/day= Total Addition	0.00	0.00
	Personnel Adjustment	0.00	0.00
	1. (Name title, and date of shortage)	0.00	0.00
	2. (Benefits/hr+ wages/hr) x hours short = Total Deduction	0.00	0.00
	Work Release	0.00	0.00
	1. (Inmate names and dates of service)	0.00	0.00
	2. 7.29 x number of days = Total Cost	0.00	0.00

Total $276,346.00

APPENDIX B

STATEMENT OF WORK

COUNTY'S RESPONSIBILITIES.
To assist the Contractor, Sedgwick County and the Sedgwick County Sheriff will:

1. Provide Contractor with office space or facilities, utilities (including local and long distance telephone services), reasonably sufficient to enable the Contractor to perform its obligations and which comply with all applicable Federal and State laws.
2. Deliver to Contractor on the date of commencement of this agreement possession and control of all equipment and supplies in place and at the health care facilities at the Detention Facility that are owned by the Sedgwick County Sheriff's Office (as indicated within the November 10, 2004 addendum) unless such delivery of possession is beyond the control of the County or the Sedgwick County Sheriff's Office for any reason. Should any equipment become non-serviceable prior to the effective date of this agreement, it will not be replaced by Sedgwick County.
3. Provide all information, as legally allowed, in possession of the County, which relates to the County's requirements for the project or which is relevant to the project which is the subject of this agreement.
4. Designate a person to act as the County's representative with respect to the work to be performed under a formal agreement. Such person shall have the authority to transmit instructions, receive information, interpret, and define the County's policies and decisions with respect to materials, equipment, elements, and systems pertinent to the outlined services.

CONTRACTOR'S RESPONSIBILITIES.
Contractor shall provide such services as outlined in Contractor's Proposal for Medical Services for the Sedgwick County Adult Detention Facility (November 23, 2004) and supporting documentation provided during the bidding process. Contractor will perform such services and accept such obligations as are set forth in the County's requirements as set forth in County's RFP #04-0078 (including Addendum thereto).

PAYMENT TERMS.
In consideration for the services provided or arranged for by Contractor pursuant to this agreement, County will pay to Contractor a base monthly fee of Two Hundred Seventy-six Thousand, Three Hundred Forty-six Dollars ($276,346.00) to be delivered to Contractor on or before the 20th working day of each calendar month in payment for services performed in the prior calendar month.

The compensation herein is based on an average daily population ("ADP") (calculated as set forth in RFP #04-0078) of one thousand two hundred forty-seven (1,247). If the ADP rises above one thousand two hundred forty-seven (1,247), the Contractor shall be entitled to a surcharge to be applied to each monthly billing in the amount of Three Dollars and Ninety-eight Cents ($3.98) per day, multiplied by the ADP in excess of one thousand two hundred forty-seven (1,247).

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